Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces the Redemption of and Cash Dividend on

the 5.6% Series B Noncumulative Convertible Preferred Stock

Rancho Cucamonga, California, May 4, 2004/PR Newswire -- First Call/-- Vineyard National Bancorp (Nasdaq: VNBC) (the “Company”) announced today that it will redeem all of the outstanding shares of the Company’s 5.60% Series B Noncumulative Convertible Preferred Stock ($25.00 liquidation preference per share) at a Redemption Price of $25.00, plus declared and unpaid dividends, on June 3, 2004. Pursuant to the provisions of the Certificate of Determination of the Series B Preferred Stock, the Company has the option to redeem the Series B Preferred Stock at any time if the closing price of the Company’s common stock equals or exceeds 125% of the Conversion Price of the Series B Preferred Stock, which is $33.22 (as adjusted for stock dividends), for at least 30 consecutive trading days. From March 17, 2004 until April 28, 2004, the Company’s common stock traded in excess of 125% of $33.22 for 30 consecutive trading days, as reported on the Nasdaq National Market. Based on the foregoing, the Company has elected to redeem all of the outstanding shares of Series B Preferred Stock. As of April 30, 2004, there were approximately 986,000 shares of Series B Preferred Stock issued and outstanding. Each share of Series B Preferred Stock is convertible at the holder’s option into a share of the Company’s common stock at the Conversion Price of $33.22 per share of common stock (as adjusted for stock dividends). The right to convert shares of Series B Preferred Stock into shares of common stock of the Company will terminate at the close of business on the business day preceding the Redemption Date, or June 2, 2004.

The Board of Directors of the Company has declared a cash dividend on the Series B Preferred Stock in the amount of $0.24888 per share. The dividend is payable on June 3, 2004 to holders of Series B Preferred Stock on May 10, 2004. The Series B Preferred Stock trades on the American Stock Exchange under the symbol “VLP PrB”.

The Company is a bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. Vineyard Bank operates through nine full-service branch offices in San Bernardino, Riverside and Los Angeles counties of California, and three loan production offices located in Anaheim, San Diego, and Irvine, California. The Company’s common stock is traded on the Nasdaq National Market System under the symbol “VNBC.”

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 278-0041
Email address: shareholderinfo@vineyardbank.com